Exhibit 99.6

Press Release

Contact Information:

Ascend Acquisition Corporation	Investor Relations:
Don K. Rice, Chairman and CEO	Crocker Coulson, President
Phone: 610-519-1336	CCG Investor Relations
Don@ascendgrowth.com	Phone: 646-213-1915
Crocker.coulson@ccgir.com

FOR IMMEDIATE RELEASE

Ascend Acquisition Corp. Announces Third Quarter

Financial Results of Merger Partner

Wayne, PA and Austin, TX – December 10, 2007 – Ascend Acquisition Corp. (“Ascend”) (OTC BB: ASAQ, ASAQU, ASAQW), a specified purpose acquisition company, today announced the unaudited financial results for the three and nine months ended September 30, 2007, for its merger partner, e.PAK Resources (S) Pte. Ltd. (“ePAK”).

Third Quarter Highlights

•	Net sales increased 31% year-over-year to $12.4 million

•	Gross profit rose 27% year-over-year to $4.1 million

•	Adjusted EBITDA increased 21% year-over-year to $2.0 million

•	Net income increased 41% year-over-year to $686,000

•	Tripled manufacturing space at Shenzhen facility to 600,000 square feet

•	Expanding cleanroom space by about 50% due to strong demand for wafer and disk drive products

Third Quarter 2007 Results

In the third quarter of 2007, ePAK generated net sales of $12.4 million, up 31.2% from $9.4 million in the same quarter in 2006. This growth was primarily the result of a substantial increase in sales of wafer shippers, wafer transport media and data storage devices to new customers and an increase in sales to existing customers. Sales of IC handling products also increased during the quarter.

“Our third quarter results reflect strong demand for our wafer products from both new and existing customers, which translated into double-digit growth in revenues, adjusted EBITDA and profits,” said Steve Dezso, ePAK’s CEO. “We expect our margins to improve as wafer handling and other new consumable products represent a larger portion of our product mix going forward.”

Don K. Rice, Chairman of the Board and CEO of Ascend, commented, “ePAK is a high growth, high margin business managed by semiconductor veterans who have operated successfully in China over the last 15 years. We believe ePAK will utilize the additional capital from the merger to continue to deliver exceptional financial performance well into the future.”

Gross profit increased 26.6% in the third quarter of 2007 to $4.1 million. Gross margin was 33.1% in the third quarter of 2007, down from 34.3% in the same quarter of 2006. During the quarter, the increased contribution of higher margin wafer products to the product sales mix had a positive impact on gross margin, which was offset by higher materials costs for IC handling products.

Operating expenses were $3.0 million, up 19.4% from $2.5 million in the same quarter of 2006, primarily due to higher selling and administrative expenses in support of increased sales and increased costs at its manufacturing facilities in China. Operating expenses accounted for 24.5% of sales in the third quarter of 2007, down from 26.9% of sales in the year ago period.

Operating profit increased 52.5% to $1.1 million and adjusted EBITDA increased 20.6% to $2.0 million in the third quarter of 2007.

Net income was $686,000, up 41.4% from $485,000 in the same quarter of 2006. After an accretion of convertible contingently redeemable common shares, which will be eliminated following the close of ePAK’s merger with Ascend, net income attributable to common shareholders was $245,000, up from $43,000 in the third quarter of 2006.

Nine Month Results

Net sales for first nine months of 2007 increased 25.6% to $32.8 million, compared to $26.1 million in the first nine months of 2006. Gross profit increased 18.9% to $11.3 million, up from $9.5 million in the first nine months of 2006. Gross margin was 34.3%, compared to 36.2% in the first nine months of 2006. Operating profit increased 29.4% to $2.9 million and adjusted EBITDA increased 19.1% to $5.0 million in the first nine months of 2007. Net income was $1.8 million, up 14.4% from $1.6 million in the first nine months of 2006. After an accretion of convertible contingently redeemable common shares, net income attributable to common shareholders was $359,000, up from $61,000 in the first nine months of 2006.

Financial Condition

At September 30, 2007, ePAK had cash and cash equivalents of $1.9 million, total assets of $38.0 million and short-term bank borrowings of $5.1 million. The Company generated $10.7 million in cash flow from operating activities in the first nine months of 2007.

Outlook

“In the coming months, we will continue to reinvest our growing cash flows into our business in order to meet the rapidly rising demand for our products and minimize the impact of our capacity constraints,” Mr. Dezso said. “We look forward to the closing of the merger with Ascend, which will allow us to make the capital investments we need to fully take advantage of the multiple growth opportunities available to us.”

“We are confident that our shareholders will agree that ePAK provides an attractive opportunity to invest in the rapidly growing $40 billion semiconductor materials market,” Mr. Rice said. “Ascend’s planned merger with ePAK meets the 80% valuation test and is fair based on industry comparables. This transaction is structured for aggressive growth, in which all of the cash at closing and from the warrant conversion will be available for ePAK’s continued growth.”

In July 2007, Ascend entered into a definitive agreement to merge with ePAK. Under the terms of the agreement, at the closing of the transaction, Ascend will reincorporate as a Bermuda public company and acquire 100% of the outstanding capital stock of ePAK. Upon completion of the transaction, which is expected in the first quarter of 2008, the resulting public company will be domiciled in Bermuda and renamed ePAK International Ltd. It is expected that ePAK International’s common stock and warrants will trade on the NASDAQ Global Market.

Additional Information

The parties have filed with the SEC a registration statement and proxy statement under Form S-4 in connection with the proposed acquisition of ePAK and reincorporation of Ascend in Bermuda. STOCKHOLDERS OF ASCEND AND OTHER INTERESTED PERSONS ARE ADVISED TO READ, WHEN AVAILABLE, THE FINAL PROSPECTUS AND DEFINITIVE PROXY STATEMENT IN CONNECTION WITH THE TRANSACTIONS AND THE SOLICIATION OF PROXIES FOR THE SPECIAL MEETING OF ASCEND’S STOCKHOLDERS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

The final prospectus and definitive proxy statement will be mailed to Ascend’s stockholder as of a record date to be established for voting on the acquisition and redomestication. These documents also will be available without charge online at the Securities and Exchange Commission’s Internet site (http://www.sec.gov) and by mail through requests to Ascend Acquisition Corp., 435 Devon Park Drive, Bldg. 400 Wayne, PA 19087, Attention: T. Anderson.

Stockholders and other interested persons can also read Ascend’s final prospectus, dated May 11, 2006, for a description of the security holdings of Ascend’s directors and officers and of EarlyBirdCapital, Inc., the underwriters of Ascend’s initial public offering, and their respective interests in the successful consummation of the proposed transactions.

Use of Non-GAAP Financial Information

This press release contains adjusted EBITDA, a financial measure that is not defined by US GAAP. Adjusted EBITDA was derived by calculating earnings before interest, taxes, depreciation and amortization and non-cash charges including share based compensation, and provisions for bad debt and inventory. The Company’s management uses adjusted EBITDA as an important financial measure to assess the ability of ePAK’s assets to generate cash sufficient to pay interest on its indebtedness, meet capital expenditure and working capital requirements, and otherwise meet its obligations as they become due. The Company’s management believes that the presentation of adjusted EBITDA provides useful information regarding ePAK’s results of operations because it assists in analyzing and benchmarking the performance and value of ePAK’s business. The Company’s calculation of adjusted EBITDA may not be consistent with similarly titled measures of other companies. The table below presents a reconciliation of adjusted EBITDA to net income, its most directly comparable U.S. GAAP financial measure, on a historical basis, for the periods presented.

About e.PAK Resources (S) Pte. Ltd.

ePAK is a full-service designer, manufacturer and supplier of precision engineered products and solutions for the automated transport and handling of semiconductor and electronic devices. ePAK’s product areas include front-end wafer handling, back-end IC transport, and end-system sub-assembly handling. The Company’s products are sold globally to top tier global customers including semiconductor companies, system OEMs, and IC assembly and test operations. The company’s low cost, large-scale manufacturing operations in Shenzhen, the People’s Republic of China (“PRC”) are centrally located to the semiconductor industry. ePAK’s executive offices are located in Austin, Texas and the Company maintains nine sales and applications engineering offices worldwide.

About Ascend Acquisition Corporation

Ascend Acquisition Corp. was formed on December 5, 2005 for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business. Ascend’s registration statement for its initial public offering was declared effective on May 11, 2006 and the offering closed on May 22, 2006, generating net proceeds of approximately $38.5 million from the sale of 6.9 million units, including the full exercise of the underwriters’ over-allotment option and the sale of

166,667 units to the Ascend’s Chairman and CEO, Don K. Rice. Each unit was comprised of one share of Ascend common stock and two warrants, each with an exercise price of $5.00. As of September 30, 2007, Ascend held approximately $40.3 million in a trust account maintained by an independent trustee, which will be released to Ascend upon the consummation of the business combination.

FORWARD LOOKING STATEMENTS

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about Ascend, ePAK and their combined business after completion of the proposed business combination. These forward-looking statements are based on current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “continue,” or the negative of such terms or other similar expressions. Factors that might cause or contribute to such a discrepancy include, but are not limited to, Ascend’s ability to effect a business combination, ePAK’s ability to grow future revenues and earnings, changes in demand for ePAK’s products, market acceptance of the ePAK’s products, changes in the laws of the People’s Republic of China that affect ePAK’s operations, and other factors that may be detailed from time to time in Ascend’s filings with the United States Securities and Exchange Commission and other regulatory authorities.

Contact Information:

Ascend Acquisition Corporation

Don K. Rice, Chairman and CEO

Phone: 610-519-1336

don@ascendgrowth.com

www.ascendgrowth.com

ePAK International Inc.

Steve Dezso, CEO

Phone: 512-231-8083

steve.dezso@epak.com

www.epak.com

Investor Relations:

Crocker Coulson, President

CCG Investor Relations

Phone: 646-213-1915

crocker.coulson@ccgir.com

www.ccgir.com

-FINANCIAL TABLES FOLLOW-

e.PAK RESOURCES AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(United States dollars in thousands)

	Three Months ended September 30,		Nine Months ended September 30,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$12,355	$9,420	$32,818	$26,131
Cost of sales	(8,260)	(6,185)	(21,564)	(16,667)

Gross profit	4,095	3,235	11,254	9,464
Selling, general and administrative expenses	(2,953)	(2,488)	(8,210)	(7,102)
Research and development	(70)	(44)	(165)	(137)

Operating profit	1,072	703	2,879	2,225
Interest income	5	5	15	14
Other income	3	3	8	15
Interest expense	(112)	(102)	(351)	(236)
Other expense	(118)	(47)	(324)	(194)

Income before income taxes	850	562	2,227	1,824
Income tax expense	(164)	(77)	(389)	(218)

Net income	686	485	1,838	1,606
Accretion of convertible contingently redeemable common shares	(441)	(442)	(1,479)	(1,545)

Net income attributable to common shareholders	$245	$43	$359	$61

e.PAK RESOURCES AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(United States dollars in thousands)

	September 30, 2007	December 31, 2006
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,501	$2,624
Restricted cash and cash equivalents	395	381
Accounts receivable, net	9,090	6,535
Inventories	9,559	8,994
Deferred tax assets	7	8
Other current assets	765	462

Total current assets	21,317	19,004
Long-term deposits	13	13
Property, plant and equipment, net	16,686	14,506

Total assets	$38,016	$33,523

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$11,213	$9,432
Accrued liabilities	1,897	1,571
Current maturities of long-term debt	709	501
Short-term borrowings	5,139	4,964
Short-term loan from Parent Company	4,807	4,903
Income taxes payable	1,144	930

Total current liabilities	24,909	22,301

Non-current liabilities:
Long-term debt, less current maturities	901	1,061
Deferred tax liabilities	338	147
Redeemable common shares:
Convertible contingently redeemable common shares	25,685	24,205

Shareholders’ deficit:
Common shares	400	400
Common share warrants	—	19
Accumulated deficit	(14,251)	(14,698)
Non-distributable reserves	121	121
Accumulated other comprehensive loss	(87)	(33)

Total shareholders’ deficit	(13,817)	(14,191)

Total liabilities and shareholders’ deficit	$38,016	$33,523

e.PAK RESOURCES AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(United States dollars in thousands)

	NIne Months ended September 30,
	2007	2006
	Unaudited	Unaudited
Cash flows from operating activities
Net income	$1,838	$1,606
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, plant and equipment	2,049	1,728
Share-based compensation	69	225
Write-off of inventory	253	188
Provision for bad debt	—	6
Deferred tax expenses	192	108
Unrealized exchange differences	102	35
Increase (decrease) in cash from changes in:
Accounts receivable	(2,555)	(318)
Inventories	(819)	(2,047)
Due from Parent Company	—	125
Other current assets	(303)	(477)
Accounts payable	9,319	7,101
Accrued liabilities	331	(93)
Income tax payables	214	86

Net cash flows provided by operating activities	10,690	8,273

Cash flows from investing activities
Purchase of property, plant and equipment	(3,435)	(3,607)

Net cash flows used in investing activities	(3,435)	(3,607)

Cash flows from financing activities
Increase in restricted cash and cash equivalents	(14)	(12)
Proceeds from short-term borrowings	15,280	13,987
Repayment of short-term borrowings	(23,540)	(18,741)
Proceeds from long-term debt	490	600
Repayment of long-term debt	(442)	(248)
Repayment of loans from Parent Company	(96)	(139)

Net cash flows used in financing activities	(8,322)	(4,553)

Net (decrease) increase in cash and cash equivalents	(1,067)	113
Cash and cash equivalents at beginning of period	2,624	1,979
Effects of exchange rates on cash and cash equivalents	(56)	(21)

Cash and cash equivalents at end of period	$1,501	$2,071

Supplemental cash flow disclosures :
Cash paid for interest	351	236
Cash paid for income taxes	4	22
Non-cash purchase of property, plant and equipment through accounts payable	794	553
Non-cash settlement of accounts payable through issuance of notes payable	8,435	6,303

e.PAK RESOURCES (S) PTE. LTD. AND SUBSIDIARIES

Reconciliation of Net Income to Adjusted EBITDA

(Amounts expressed in United States dollars, in thousands; US GAAP)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net income	$686	$485	$1,838	$1,606
Income taxes	164	77	389	218
Interest	107	97	336	222
Depreciation and amortization	713	765	2,049	1,728
Non-cash items	289	200	424	454

Adjusted EBITDA	$1,959	$1,624	$5,036	$4,228

###